Exhibit 16.1

April 13, 2026

U.S Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Bridgford Foods Corporation included under item 4.01(a) of its Current Report on Form 8-K dated April 13, 2026, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ BAKER TILLY US, LLP